                               GUIDANT CORPORATION

EXHIBIT 99.1

               FACTORS POSSIBLY AFFECTING FUTURE OPERATING RESULTS

From time to time, the Company publishes forward-looking statements relating to anticipated financial performance, business combinations, product development and regulatory approval timelines, intellectual property matters, market developments and similar matters. A variety of factors could cause the Company's actual results to differ materially from those projected, including the following:

     1. Product development and production factors, including:

          a. The difficulties and uncertainties inherent in new product development, including new products that appear promising during development but fail to reach the market or reach the market later than expected as a result of safety, performance or efficacy concerns, inability to obtain necessary regulatory approvals, unanticipated restrictions imposed on approved indications, excessive costs to manufacture or technological advances by competitors of the Company.

          b. Unexpected safety, performance, or efficacy concerns arising with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals, or declining sales.

          c. Unexpected interruptions of manufacturing operations as a result of regulatory enforcement actions by the FDA, U.S. Nuclear Regulatory Commission, or other regulatory authorities or the unavailability of necessary components or materials used in manufacturing the Company's products.

     2. Litigation and other legal factors that could preclude commercialization of products or negatively affect the level of sales or profitability of existing products, including litigation of product liability matters, commercial litigation like the litigation involving Cook Incorporated described in the Company's 10-Q or patent litigation, which could result in injunctions, the payment of royalties or other damages.

     3.   Competitive factors, including:

          a. The introduction of new products or therapies (including the earlier introduction of drug eluting by a competitor or competitors, which is expected to negatively impact Company sales of non-drug eluting stents) or scientific or medical developments that render the Company's existing products less competitive.

          b. The ability of the Company to obtain intellectual property rights sufficient to protect its products or the acquisition of patents by competitors that prevent the Company from selling a product or including key features in the Company's products.

     4. Domestic and international governmental factors, including changes to laws and regulations, policies and judicial decisions that affect the regulation and reimbursement of medical devices, product liability, health care reform, or tax laws.

     5.   Health care industry factors, including:

          a. Increased customer demands for price concessions, reductions in third-party reimbursements or refusals to provide reimbursement.


          b. Limits imposed by customers on the number of manufacturers or vendors from which they purchase products.


     6. Factors relating to business combinations (including the Company's previously announced agreement to acquire Cook Group Incorporated), including:

          a. Requirements for regulatory, shareholder, and other approvals and the satisfaction or waiver of other conditions (including conditions relating to the ACHIEVE System in connection with the Cook Group Incorporated acquisition).

          b. Achievement of targets for synergies, costs, and other performance post closing.

     7. Internal factors, such as retention of key employees (including sales employees), changes in business strategies, the impact of restructuring and business combinations, and changes in the Company's effective tax rate based on changes in the geographic mix of the Company's income or acquisitions, if any.


     8. General economic factors, including changes in foreign currency exchange rates, interest rates and inflation.

     9. Other factors beyond the control of the Company, including earthquakes (particularly in light of the fact that the Company has significant facilities located near major earthquake fault lines), floods, fires, explosions, or acts of terrorism or war.

The Company does not undertake to update its forward-looking statements.

The Company's Annual Report on Form 10-K further describes risks associated with manufacturing, patents, competition, regulation, third-party reimbursement and related matters.


                                       31